UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2015

Monarch Casino & Resort, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-22088	88-0300760
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3800 South Virginia Street, Reno, Nevada	89502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 335-4600

Not applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement

Recognizing customer demand for more convenient surface parking at the Atlantis, on August 28, 2015, Monarch Casino & Resort, Inc. (“Monarch” or the “Company”), through its subsidiary, entered into a 20-year lease agreement (the “Parking Lot Lease”) with respect to a portion of a shopping center known as The Sierra Marketplace (the “Shopping Center”) located adjacent to the Atlantis Casino Resort Spa (the “Atlantis”).  The Shopping Center is owned by Biggest Little Investments, L.P. (“BLI”) and consists of approximately 18.5 acres. The Company has agreed to lease approximately 4.15 acres of the Shopping Center (the “Leased Property”).  The Company has commenced demolition of a commercial building comprising approximately 46,363 square feet (the “Building”) on the Leased Property in order to convert the Leased Property into approximately 300 additional surface parking spaces for the Atlantis.  Management believes that the Parking Lot Lease will help address Atlantis parking constraints, particularly on the east side of the Atlantis immediately adjacent to a major casino floor entrance.

The minimum monthly rent under the Parking Lot Lease is $57,954, subject to cost of living adjustment increases on each five year anniversary thereof.  The Company has an option to renew the Parking Lot Lease for an additional 10-year term.  If the Company elects not to exercise its renewal option, the Company will be obligated to pay BLI $1,600,000 for the residual value of the demolished Building.

In connection with the Parking Lot Lease, the Company also amended its existing lease agreement with BLI for the shared driveway between the Atlantis and the Shopping Center (the “Driveway Lease Amendment”).  Under the Driveway Lease Amendment: (i) the Company will be solely responsible for the operation and maintenance costs of the shared driveway (including the fountains thereon), (ii) will no longer be obligated to pay its proportionate share of common area maintenance and operating costs of the Shopping Center; and (iii) the Company exercised the three successive five-year renewal terms in the existing lease agreement.

John Farahi and Bob Farahi, Co-Chairmen of the Board and executive officers of the Company, and Ben Farahi are the three largest stockholders of Monarch and each also beneficially own limited partnership interests in BLI.  Maxum LLC is the sole general partner of BLI, and Ben Farahi is the sole managing member of Maxum LLC.  Neither John Farahi nor Bob Farahi has any management or operational control over BLI or the Shopping Center.  Until May 2006, Ben Farahi formerly held positions of Co-Chairman of the Board, Secretary, Treasurer and Chief Financial Officer of the Company.

Because of the above-referenced ownership interests in BLI, the Company’s Audit Committee, comprised solely of the Company’s independent directors (the “Audit Committee”), was delegated full authority by the Company’s Board of Directors to consider, evaluate and, if appropriate, negotiate on behalf of the Company any potential transactions with BLI.  The Audit Committee, acting with the advice and assistance of legal and other advisors, evaluated management’s recommendations with respect to addressing short term and long term parking needs of the Atlantis, evaluated alternative parking sites for the Atlantis, including utilizing land owned by the Company, construction of an elevated parking structure on the Atlantis site, nearby land owned by parties unrelated to the Company or its affiliates and other alternatives, including taking no action on parking expansion.  After considering what the Audit Committee felt were all reasonably feasible alternatives, the Audit Committee concluded that the Leased Property was the preferred alternative to meet the Company’s needs.  The Audit Committee obtained expert independent advice on the fair market value rent of the Leased Property and received reports that the proposed rent for the Lease Property was indicative of market rent.  The Audit Committee engaged another independent advisor to analyze the potential incremental gaming revenue benefit from the proposed additional surface parking spaces to be leased under the Parking Lot Lease.  Based on the foregoing reports and analyses, including reports from management, and the Audit Committee’s own investigations and negotiations, the Audit Committee determined that the Leased Property is important to the parking expansion strategy of the Company and that the proposed lease transactions, on the terms and subject to the conditions of the Parking Lot Lease and the Driveway Lease Amendment, are advisable, fair to, and in the best interests of the Company and its stockholders and approved the Parking Lot Lease and the Driveway Lease Amendment.

The Company estimates demolition and construction of the new Parking Lot to cost approximately $950,000, which the Company will pay from operating cash flow.  The Company expects the additional surface parking spaces to be ready for customer use late in the fourth quarter of 2015.

Item 9.01                                           Financial Statements and Exhibits

(d)                                 Exhibits.

Exhibit 10.1	Lease Agreement, dated August 28, 2015, between Biggest Little Investments, L.P., as lessor, and Golden Road Motor Inn, Inc., as lessee

Exhibit 10.2	First Amendment to Lease Agreement and Option to Purchase, dated August 28, 2015, between Biggest Little Investments, L.P., as lessor, and Golden Road Motor Inn, Inc., as lessee

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monarch Casino and Resort, Inc.
(Registrant)

Date September 2, 2015
/s/ Ronald Rowan
Ronald Rowan
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Lease Agreement, dated August 28, 2015, between Biggest Little Investments, L.P., as lessor, and Golden Road Motor Inn, Inc., as lessee

Exhibit 10.2	First Amendment to Lease Agreement and Option to Purchase, dated August 28, 2015, between Biggest Little Investments, L.P., as lessor, and Golden Road Motor Inn, Inc., as lessee